CARNIVAL PLC
(formerly known as P&O Princess Cruises plc)
Solicitation of Consents to the Proposed Amendments
relating to its
$284,750,000 7.30% Notes due June 1, 2007 (CUSIP No. 693070AC8; ISIN No. US 693070AC80) and
$192,000,000 7.875% Debentures due June 1, 2027 (CUSIP No. 693070AD6; ISIN No. US 69307AD69)

  THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [DAY], [                ], 2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, BUT NOT THEREAFTER. IT IS RECOMMENDED THAT HOLDERS THAT HOLD SECURITIES THROUGH EUROCLEAR AND CLEARSTREAM SUBMIT THEIR INSTRUCTIONS REGARDING THE CONSENT SOLICITATION AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXPIRATION DATE SO THAT THEIR INSTRUCTIONS CAN BE RECEIVED IN A TIMELY MANNER.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus dated [            ], 2003 (the "Prospectus") and related consent letter (the "Letter of Consent") relating to the solicitation (the "Consent Solicitation") of consents (the "Consents") by Carnival plc (formerly known as P&O Princess Cruises plc) ("Carnival plc") to certain proposed amendments (the "Proposed Amendments") to the Indenture governing Carnival plc's 7.30% Notes due June 1, 2007 and 7.875% Debentures due June 1, 2027 (collectively, the "Securities") among Carnival plc, P&O Princess Cruises International Limited, as Guarantor, and The Bank of New York, as Trustee. For a description of the Proposed Amendments, see the section entitled "Description of the Consent Solicitation—Summary of the Proposed Amendments" in the Prospectus. The Consents are being solicited from the registered holders of the Securities as of 5:00 p.m., New York City time, on [day], [            ], 2003 (the "Record Date"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Prospectus.

        The purpose of the Proposed Amendments is to modify certain covenants in the Indenture governing the Securities and to reflect the structure resulting from Carnival plc and Carnival Corporation entering into a dual listed company transaction. In return for the Consents, Carnival Corporation is offering an unsubordinated, unsecured guarantee of the Securities.

        We are asking you to contact your clients for whom you hold the Securities in your name or in the name of your nominee. Carnival plc will not pay any fees or commissions to any broker or dealer or other person, other than Merrill Lynch & Co. and UBS Warburg LLC, as the Solicitation Agents, and D.F. King & Co., Inc., as the Information Agent. However, you will be reimbursed by Carnival plc for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Enclosed is a copy of each of the following documents:

  1.
  Letter to Holders from Carnival plc.

  2.
  Letter to Our Clients.

  3.
  Prospectus.

  4.
  Letter of Consent (for delivering Consents).

  5.
  Return envelope addressed to the Information Agent.

        Your prompt action is requested, and we urge you to contact your clients as soon as possible. As described more fully in the Prospectus, the Consent Solicitation will expire at 5:00 p.m., New York City time, on [day], [                        ], 2003 unless extended. Consents delivered pursuant to the Consent Solicitation may be revoked, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

        It is recommended that holders who hold the Securities through Euroclear and Clearstream submit their instructions regarding the Consent Solicitation at least two business days prior to the Expiration Date so that instructions may be received in a timely manner.

        A duly executed and properly completed Letter of Consent and any other required documents should be sent to the Information Agent at its address set forth on the cover page of the Letter of Consent, all in accordance with the instructions set forth in the Prospectus and the Letter of Consent. Questions concerning the terms of the Solicitation should be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) or (212) 449-4914 (collect) or to UBS Warburg LLC at (203) 719-8035 (collect). Questions and requests for assistance in completing and delivering Consents, and requests for additional copies of the Prospectus or the Letter of Consent, should be directed to the Information Agent at (212) 269-5550 (banks and brokerage firms) or (800) 487-4870 (all others toll-free).

Very truly yours, Merrill Lynch & Co. UBS Warburg LLC

        Nothing contained herein or in the enclosed documents shall constitute you or any person as agent or affiliate of Carnival plc, the Solicitation Agents, the Information Agent, or the Trustee, or authorize you or any other person to make any statements on behalf of any of them with respect to the Consent Solicitation, except for statements expressly made in the Prospectus and the Letter of Consent.